Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Omnibus Incentive Plan of Wabash National Corporation of our report dated February 27, 2017, with respect to the consolidated financial statements of Wabash National Corporation and the effectiveness of internal control over financial reporting of Wabash National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

May 18, 2017